Exhibit 12.1

Ducommun Incorporated

Ratio of Earnings to Fixed Charges

Dollars in Thousands

	Three Months Ended March 30,		Year Ended December 31,
Ratio of earnings to fixed charges	2013		2012		2011		2010		2009		2008
	1.3x		1.6x		—	(1)	8.7x		4.6x		8.3x

Components
Earnings:
Income Before Taxes	$2,479		$22,015		$(52,325)		$24,663		$13,760		$17,049
Fixed charges	8,297		34,750		19,916		3,185		3,842		2,342

Earnings	$10,776		$56,765		$(32,409)		$27,848		$17,602		$19,391

Fixed charges:
Interest expense	$7,823		$32,798		$18,198		$1,805		$2,522		$1,242
Amortized premiums and discounts (2)	—		—		—		—		—		—
Estimate of interest within rental expense	474	(3)	1,952	(3)	1,718	(3)	1,380	(3)	1,320	(3)	1,100	(3)

Total of Fixed Charges	$8,297		$34,750		$19,916		$3,185		$3,842		$2,342

Notes:

(1)    Earnings were insufficient to cover fixed charges by $32,409.

(2)    Interest premiums and discounts are immaterial and have been included in Interest Expense for financial reports.

(3)    Amount estimated by multiplying Rental Expense related to buildings by 26.2% and Rental Expense related to other rental items by 14.3%.

Rental Expense	2,013		8,248		7,258		6,208		5,963		4,944